Filed pursuant to Rule 424(b)(3)

Registration No. 333-252589

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated February 9, 2021)

Vincerx Pharma, Inc.

Up to 6,112,884 Shares of Common Stock

Up to 6,851,883 Shares of Common Stock Issuable Upon Exercise of Warrants

Up to 3,570,000 Private Warrants

This prospectus supplement supplements the prospectus dated February 9, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-252589). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on February 17, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 6,851,883 shares of our common stock, $0.0001 par value per share, which consists of: (i) up to 3,570,000 shares of common stock that are issuable upon the exercise of 3,570,000 private warrants originally issued in a private placement in connection with the initial public offering of LifeSci Acquisition Corp., or LSAC; and (ii) up to 3,281,883 shares of common stock that are issuable upon the exercise of 6,563,767 public warrants originally issued in the initial public offering of LSAC.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus or their donees, pledgees, transferees or other successors in interest, of: (i) up to 9,682,884 shares of common stock (including up to 3,570,000 shares of common stock that may be issued upon exercise of the private warrants and 2,034,130 shares of common stock that may become issuable as Earnout Shares (as defined in the Prospectus)); and (ii) up to 3,570,000 private warrants.

Our units, common stock and public warrants are listed on The Nasdaq Capital Market under the symbols “VINCU,” “VINC” and “VINCW,” respectively. On February 16, 2021, the closing price of our units was $30.90, the closing price of our common stock was $18.86 and the closing price of our public warrants was $3.39.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

See the section entitled “Risk Factors” beginning on page 9 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 17, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2021

Vincerx Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39244	83-3197402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

260 Sheridan Avenue Suite 400, Palo Alto	CA 94306
(Address of principal executive offices)	(Zip Code)

(650) 800-6676

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Common Stock, $0.0001 par value per share, and one Warrant exercisable for one-half of one share of Common Stock at an exercise price of $11.50 per share	VINCU	The Nasdaq Stock Market LLC
Common Stock	VINC	The Nasdaq Stock Market LLC
Warrants	VINCW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

Vincerx Pharma, Inc. (the “Company”) has established May 13, 2021 as the date for its 2021 annual meeting of stockholders (the “Annual Meeting”).

A stockholder proposal not included in the proxy statement for the Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Company’s Secretary at its principal executive offices and otherwise complies with the provisions of the Company’s Amended and Restated Bylaws (the “Bylaws”). To be timely, the Bylaws provide that the Company must have received the stockholder’s notice not more than 120 days nor less than 90 days before the one year anniversary of the prior year’s annual meeting. However, if the Company did not hold an annual meeting in the prior year or if the current year’s annual meeting is held more than 30 days before or after the one year anniversary of the prior year’s annual meeting, then the Company must receive the stockholder’s notice by the later of (i) 90 days before the current year’s annual meeting and (ii) 10 days after public announcement of the current year’s annual meeting date. For the Annual Meeting, stockholders must submit written notice to the Secretary in accordance with the foregoing Bylaws no later than the close of business on February 27, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 17, 2021

VINCERX PHARMA, INC.

By:	/s/ Dr. Raquel E. Izumi
Dr. Raquel E. Izumi
President and Chief Operations Officer